Exhibit 99.1

PRESS RELEASE

For release:	August 6, 2014

Contact:	Media
Linda Hohn
Associate General Counsel
(610) 660-6862
lhohn@global-indemnity.com

Global Indemnity plc Reports Second Quarter 2014 Financial Results.

Dublin, Ireland (August 6, 2014) – Global Indemnity plc (NASDAQ:GBLI) today reported net income for the three months ended June 30, 2014 of $33.2 million or $1.31 per share compared to net income of $8.7 million or $0.34 per share at June 30, 2013. Net income for the six months ended June 30, 2014 was $42.0 million or $1.66 per share compared to net income of $21.0 million or $0.84 per share at June 30, 2013. As of June 30th, book value per share was $35.43, an increase of 1.8% compared to book value per share of $34.82 at March 31, 2014, and an increase of 2.3% compared to book value per share of $34.65 at December 31, 2013.

Selected Operating and Balance Sheet Data (Dollars in millions, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013

Gross Premiums Written	$82.9	$84.2	$160.1	$159.2
Net Premiums Written	$76.4	$78.3	$149.2	$149.8

Net income	$33.2	$8.7	$42.0	$21.0
Net income per share	$1.31	$0.34	$1.66	$0.84

Operating income	$8.8	$6.8	$18.5	$15.4
Operating income per share	$0.35	$0.27	$0.73	$0.61

Combined ratio analysis:
Loss ratio	58.0	59.5	57.5	58.2
Expense ratio	41.2	41.7	40.2	42.7

Combined ratio	99.2	101.2	97.7	100.9

	As of June 30, 2014	As of March 31, 2014	As of December 31, 2013

Book value per share	$35.43	$34.82	$34.65
Shareholders’ equity	$896.8	$880.8	$873.3
Cash and invested assets (1)	$1,602.5	$1,552.8	$1,568.1

(1)	Including receivable/(payable) for securities sold/(purchased)

Cynthia Y. Valko, Chief Executive Officer, commented: “For the first six months of 2014, despite numerous weather related losses suffered by clients as a result of this year’s unusually harsh winter, Global Indemnity continued to enhance profitability, as reflected by its 98% combined ratio and 20% increase in Operating Income (which excludes the company’s substantial realized and unrealized investment portfolio capital gains). While premium revenue from small business property and general liability lines increased 10% and program lines grew by 7%, overall revenue growth was muted as a result of challenging competitive pressures, particularly in respect of catastrophe exposed property risks.”

About Global Indemnity plc and its subsidiaries

Global Indemnity plc (NASDAQ:GBLI), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, provides both admitted and non-admitted specialty property and casualty insurance coverages in the United States, as well as reinsurance worldwide. Global Indemnity plc’s two primary segments are:

•	United States Based Insurance Operations

•	Bermuda Based Reinsurance Operations

For more information, visit the Global Indemnity plc website at http://www.globalindemnity.ie.

Teleconference and Webcast for Interested Parties

Cynthia Valko, Chief Executive Officer of Global Indemnity plc, and Thomas McGeehan, Chief Financial Officer of Global Indemnity plc, will conduct a teleconference for interested parties on August 7, 2014 at 8:30 a.m. Eastern Time to discuss the second quarter 2014 results.

To participate in the teleconference, please telephone (800) 288-8967 (U.S. and Canada) or (612) 332-0523 (International) and you will be greeted by an operator. Please reference Global Indemnity plc Earnings Release Call or the host Cynthia Valko.

The teleconference is being webcast by AT&T and can be accessed at the company’s website at www.globalindemnity.ie. Please access the site at least 15 minutes prior to the teleconference to register, click on the Webcast link, enter Conference ID number 333025 and click GO. Please download and install any necessary software.

The teleconference will be available for replay beginning at 10:30 a.m. Eastern Time on August 7, 2014 until 11:59 p.m. August 7, 2015. To listen to the replay, please telephone (800) 475-6701 (U.S. and Canada) or (320) 365-3844 (International) then enter 333025.

Forward-Looking Information

Forward-looking statements contained in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. We caution investors that our actual results may be materially different from the estimates expressed in, or implied, or projected by, the forward looking statements. Please see our periodic reports filed with the Securities and Exchange Commission for a discussion of the risks and uncertainties which may affect us and for a more detailed discussion of our cautionary note regarding forward-looking statements.

Global Indemnity plc’s Combined Ratio for the Six Months Ended June 30, 2014 and 2013

The combined ratio is a key measure of insurance profitability. The components comprising the combined ratio are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Loss Ratio:
Current Accident Year
Excluding Catastrophes	44.4	46.1	47.4	49.7
Catastrophes	19.7	14.6	14.7	11.4

Current Accident Year	64.1	60.7	62.1	61.1
Changes to Prior Accident Year	(6.1)	(1.2)	(4.6)	(2.9)

Loss Ratio – Calendar Year	58.0	59.5	57.5	58.2
Expense Ratio	41.2	41.7	40.2	42.7

Combined Ratio	99.2	101.2	97.7	100.9

For the three months ended June 30th, the calendar year loss ratio decreased by 1.5 points to 58.0 in 2014 from 59.5 in 2013.

For the three months ended June 30, 2014, the current accident year loss ratio increased to 64.1 compared to 60.7 for the same period in 2013. Excluding catastrophes, the current accident year loss ratio decreased 1.7 points, from 46.1 in 2013 to 44.4 in 2014.

•	The current accident year property loss ratio increased 6.9 points to 58.6 in 2014 from 51.7 in 2013. Excluding catastrophes the current accident year property loss ratio decreased 0.6 points, from 29.9 in 2013 to 29.3 in 2014.

•	The current accident year casualty loss ratio decreased 2.0 points to 75.3 in 2014 from 77.3 in 2013.

Calendar year results for the three months ended include a 6.1 point reduction in the loss ratio related to prior accident years, which was primarily driven by better than expected emergence in the professional and general liability lines.

For the three months ended June 30th, the expense ratio decreased from 41.7 in 2013 to 41.2 in 2014.

The decrease is primarily due to growth in earned premium volume in the Insurance Operations.

For the six months ended June 30th, the calendar year loss ratio decreased by 0.7 points to 57.5 in 2014 from 58.2 in 2013.

For the six months ended June 30, 2014, the current accident year loss ratio increased 1.0 points to 62.1 compared to 61.1 for the same period in 2013. Excluding catastrophes, the current accident year loss ratio decreased 2.3 points, from 49.7 in 2013 to 47.4 in 2014.

•	The current accident year property loss ratio increased 2.8 points to 56.6 in 2014 from 53.8 in 2013. Excluding catastrophes the current accident year property loss ratio decreased 1.7 points, from 36.3 in 2013 to 34.6 in 2014.

•	The current accident year casualty loss ratio decreased 1.4 points to 73.3 in 2014 from 74.7 in 2013.

Calendar year results for the six months ended include a 4.6 point reduction in the loss ratio related to prior accident years, which was primarily driven by better than expected emergence in the professional and general liability lines.

For the six months ended June 30th, the expense ratio decreased from 42.7 in 2013 to 40.2 in 2014.

The decrease in the expense ratio is primarily due to growth in earned premium volume in both the Insurance and Reinsurance Operations.

Global Indemnity plc’s Gross and Net Premiums Written Results by Segment

(Dollars in thousands)	Three Months Ended June 30,
	Gross Premiums Written		Net Premiums Written
	2014	2013	2014	2013
Insurance Operations	$60,556	$61,879	$55,039	$56,387
Reinsurance Operations	22,349	22,366	21,333	21,959

Total	$82,905	$84,245	$76,372	$78,346

	Six Months Ended June 30,
	Gross Premiums Written		Net Premiums Written
	2014	2013	2014	2013
Insurance Operations	$113,548	$112,967	$103,695	$104,015
Reinsurance Operations	46,554	46,217	45,538	45,809

Total	$160,102	$159,184	$149,233	$149,824

Insurance Operations: For the three months ended June 30, 2014, gross premiums written and net premiums written decreased 2.1% and 2.4%, respectively, compared to the same period in 2013. Excluding commercial auto business ($0.7 million in 2014), gross premiums written and net premiums written increased approximately 5.0% compared to the same period in 2013. Growth was realized in small business, property brokerage, and programs.

For the six months ended June 30, 2014, gross premiums written increased 0.5% and net written premiums decreased by 0.3% compared to the same period in 2013. Excluding commercial auto business ($2.0 million in 2014), gross premiums written and net premiums written increased approximately 6.0% compared to the same period in 2013. Growth was realized in small business and programs.

Reinsurance Operations: For the three months ended June 30, 2014, gross premiums written and net premiums written decreased 0.1% and 2.9%, respectively, compared to the same period in 2013.

For the six months ended June 30, 2014, gross premiums written increased 0.7% and net written premiums decreased 0.6% compared to the same period in 2013.

###

Note: Tables Follow

GLOBAL INDEMNITY PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Gross premiums written	$82,905	$84,245	$160,102	$159,184

Net premiums written	$76,372	$78,346	$149,233	$149,824

Net premiums earned	$66,017	$58,671	$133,561	$114,667
Net investment income	7,677	9,765	15,961	19,799
Net realized investment gains	39,881	2,806	39,068	8,563
Other income (loss)	155	247	323	301

Total revenues	113,730	71,489	188,913	143,330

Net losses and loss adjustment expenses	38,270	34,924	76,842	66,712
Acquisition costs and other underwriting expenses	27,171	24,472	53,656	48,949
Corporate and other operating expenses	3,172	2,472	6,133	4,817
Interest expense	319	1,181	510	2,354

Income before income taxes	44,798	8,440	51,772	20,498
Income tax expense (benefit)	11,590	(224)	9,741	(531)

Net income	$33,208	$8,664	$42,031	$21,029

Weighted average shares outstanding–basic	25,128	25,050	25,121	25,052

Weighted average shares outstanding–diluted	25,313	25,119	25,302	25,121

Net income per share – basic	$1.32	$0.35	$1.67	$0.84

Net income per share – diluted	$1.31	$0.34	$1.66	$0.84

Combined ratio analysis:
Loss ratio	58.0	59.5	57.5	58.2
Expense ratio	41.2	41.7	40.2	42.7

Combined ratio	99.2	101.2	97.7	100.9

The loss ratio, expense ratio and combined ratio are GAAP financial measures that are generally viewed in the insurance industry as indicators of underwriting profitability. The loss ratio is the ratio of net losses and loss adjustment expenses to net premiums earned. The expense ratio is the ratio of acquisition costs and other underwriting expenses to net premiums earned. The combined ratio is the sum of the loss and expense ratios.

GLOBAL INDEMNITY PLC

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	(Unaudited) June 30, 2014	December 31, 2013
ASSETS
Fixed Maturities:
Available for sale securities, at fair value (amortized cost: 2014 - $1,187,660 and 2013 - $1,187,685)	$1,205,713	$1,204,364
Equity securities:
Available for sale, at fair value (cost: 2014 - $95,021 and 2013 - $191,425)	125,010	254,070
Other invested assets:
Available for sale securities, at fair value (cost: 2014 - $15,040 and 2013 - $3,065)	15,034	3,489

Total investments	1,345,757	1,461,923

Cash and cash equivalents	118,353	105,492
Premiums receivable, net	70,459	49,888
Reinsurance receivables, net	182,042	197,887
Funds held by ceding insurers	25,822	18,662
Deferred federal income taxes	13,891	4,206
Deferred acquisition costs	26,864	22,177
Intangible assets	17,813	17,990
Goodwill	4,820	4,820
Prepaid reinsurance premiums	6,486	5,199
Receivable for securities sold	138,359	723
Other assets	27,021	22,812

Total assets	$1,977,687	$1,911,779

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Unpaid losses and loss adjustment expenses	$754,595	$779,466
Unearned premiums	133,589	116,629
Federal income taxes payable	6,610	1,595
Ceded balances payable	5,896	5,177
Contingent commissions	10,622	12,677
Margin borrowing facility	142,560	100,000
Other liabilities	26,987	22,955

Total liabilities	1,080,859	1,038,499

Shareholders’ equity:
Ordinary shares, $0.0001 par value, 900,000,000 ordinary shares authorized; A ordinary shares issued: 16,313,147 and 16,200,406 respectively; A ordinary shares outstanding: 13,248,332 and 13,141,035, respectively; B ordinary shares issued and outstanding: 12,061,370 and 12,061,370, respectively	3	3
Additional paid-in capital	518,336	516,653
Accumulated other comprehensive income, net of taxes	34,001	54,028
Retained earnings	445,892	403,861
A ordinary shares in treasury, at cost: 3,064,815 and 3,059,371 shares, respectively	(101,404)	(101,265)

Total shareholders’ equity	896,828	873,280

Total liabilities and shareholders’ equity	1,977,687	$1,911,779

GLOBAL INDEMNITY PLC

SELECTED INVESTMENT DATA

(Dollars in millions)

	Market Value as of
	(Unaudited) June 30, 2014	December 31, 2013

Fixed Maturities	$1,205.7	$1,204.4
Cash and cash equivalents	118.4	105.5

Total bonds and cash and cash equivalents	1,324.1	1,309.9
Equities and other invested assets	140.0	257.5

Total cash and invested assets, gross	1,464.1	1,567.4
Receivable / (payable) for securities	138.4	0.7

Total cash and invested assets, net	$1,602.5	$1,568.1

	(Unaudited) Three Months Ended June 30, 2014 (a)	(Unaudited) Six Months Ended June 30, 2014 (a)

Net investment income	$7.7	$16.0

Net realized investment gains	39.9	39.1
Net unrealized investment loss	(29.2)	(31.8)

Net realized and unrealized investment returns	10.7	7.3

Total investment return	$18.4	$23.3

Average total cash and invested assets (b)	$1,577.6	$1,585.3

Total investment return % annualized	4.7%	2.9%

(a)	Amounts in this table are shown on a pre-tax basis.
(b)	Simple average of beginning and end of period, net of payable/receivable for securities.

GLOBAL INDEMNITY PLC

SUMMARY OF OPERATING INCOME

(Unaudited)

(Dollars and shares in thousands, except per share data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013

Operating income	$8,758	$6,840	$18,522	$15,377
Adjustments:
Net realized investment gains, net of tax	24,450	1,824	23,509	5,652

Total after-tax adjustments	24,450	1,824	23,509	5,652

Net income	$33,208	$8,664	$42,031	$21,029

Weighted average shares outstanding – basic	25,128	25,050	25,121	25,052

Weighted average shares outstanding – diluted	25,313	25,119	25,302	25,121

Operating income per share – basic	$0.35	$0.27	$0.74	$0.61

Operating income per share – diluted	$0.35	$0.27	$0.73	$0.61

Note Regarding Operating Income

Operating income, a non-GAAP financial measure, is equal to net income excluding after-tax net realized investment gains (losses). Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.